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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 3

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(h) of the Investment Company Act of 1940

1.	Name and Address of Reporting Person*	2.	Date of Event Requiring Statement (Month/Day/Year)	3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Allen Paul G. (Last) (First) (Middle)		(1)

	505 Union Station, 505 Fifth Avenue, Suite 900 (Street)	4.	Issuer Name and Ticker or Trading Symbol	5.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)
			Dick's Sporting Goods, Inc. ("DKS")		☐	Director	☒	10% Owner
					☐	Officer (give title below)
		6.	If Amendment, Date of Original (Month/Day/Year)		☐	Other (specify below)
	Seattle WA 98104 (City) (State) (Zip)
				7.	Individual or Joint/Group Filing (Check Applicable Line)
					☒	Form Filed by One Reporting Person
					☐	Form Filed by More than One Reporting Person

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Table I — Non-Derivative Securities Beneficially Owned

1.	Title of Security (Instr. 4)	2.	Amount of Securities Beneficially Owned (Instr. 4)	3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4.	Nature of Indirect Beneficial Ownership (Instr. 5)

	Common stock, par value $.01 per share		2,060,771		I		By Vulcan Ventures, Inc. (2)

Table II — Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 4)	2.	Date Exercisable and Expiration Date (Month/Day/Year)		3.	Title and Amount of Securities Underlying Derivative Security (Instr. 4)		4.	Conversion or Exercise Price of Derivative Security	5.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)	6.	Nature of Indirect Beneficial Ownership (Instr. 5)

			Date Exer- cisable	Expi- ration Date		Title	Amount or Number of Shares

Explanation of Responses:

(1) Effective date of Dick's Sporting Goods, Inc. Registration Statement on Form 8-A, as amended, filed under the Securities Exchange Act of 1934, as amended (File No. 001-31463).

(2) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

/s/ Paul G. Allen	10/15/02
**Signature of Reporting Person
William D. Savoy as Attorney-in Fact
for Paul G. Allen pursuant to a Power
of Attorney filed with the Reporting
Persons' Schedule 13G for
Pathogenesis, Inc.
on August 30, 1999 and
incorporated herein by reference.	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Joint Filer Information

Name:	Vulcan Ventures Incorporated

Address:	505 Fifth Avenue, Suite 900 Seattle, Washington 98104

Designated Filer:	Paul G. Allen

Issuer & Ticker Symbol:	Dick’s Sporting Goods, Inc. (“DKS”)

Date of Event Requiring Statement:	October 15, 2002

Signature:	VULCAN VENTURES INCORPORATED

By: /s/ William D. Savoy William D. Savoy, Vice President